Exhibit j(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 64 to the Registration Statement No. 811-3855 on Form N-1A of Fidelity Advisor Series VIII, of our reports each dated December 7, 2001 appearing in the Annual Reports to Shareholders of Fidelity Advisor Europe Capital Appreciation Fund and Fidelity Advisor International Capital Appreciation Fund for the year ended October 31, 2001.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information, which are a part of such Registration Statement.

____________________________	/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 21, 2001